Exhibit 10.3
THIRD AMENDMENT
TO ABL CREDIT AGREEMENT
This THIRD AMENDMENT TO ABL CREDIT AGREEMENT (this “Amendment”), is made and entered into as of October 15, 2020, by and among BASIC ENERGY SERVICES, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party to the Amendment (collectively, the “Guarantors”), the financial institutions party to this Amendment constituting the Required Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”), a Swing Line Lender and an L/C Issuer.
A.    The Borrower has entered into that certain ABL Credit Agreement, dated as of October 2, 2018 (as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020, as further amended by that certain Second Amendment to ABL Credit Agreement dated as of June 15, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders party thereto and the Administrative Agent;
B.    The Borrower has advised the Administrative Agent and the Lenders that it seeks to enter into the Second Lien Note (as defined herein) and obtain loans thereunder;
C.    The Administrative Agent, the Required Lenders and the Borrower have agreed to amend the Credit Agreement to permit, among other things, the Second Lien Note and the loans thereunder subject to the terms and conditions set forth herein; and
D.    In consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
2.    Amendments.
(a)    New Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“LIBOR Replacement Date” has the meaning specified in Section 3.03(b).
“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).
“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:
(A)    the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or
(B)    the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

Exhibit 10.3
“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Third Amendment Effective Date, between Ascribe and Administrative Agent, and acknowledged by the Borrower and Guarantors.
“Second Lien Loans” means one or more term loans in an aggregate amount not to exceed $15,000,000 made by Ascribe to the Borrower pursuant to the Second Lien Note, maturing no earlier than January 2, 2024 (or, if an Acceptable Senior Notes Refinancing has not occurred by July 3, 2023, October 3, 2023) and bearing a non-default interest rate of 9.75% per annum, with quarterly payments of interest and no principal amortization.
“Second Lien Note” means that certain Second Lien Delayed Draw Promissory Note dated as of the Third Amendment Effective Date, by the Borrower and the Guarantors in favor of Ascribe, together with any permitted amendments, modifications, replacements, supplements or restatements made in accordance with the Second Lien Intercreditor Agreement.
“Second Lien Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any of the Borrower and the Guarantors arising under any Loan Document (as defined in the Second Lien Note) or otherwise with respect to any Loan (as defined in the Second Lien Note), and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Second Lien Refinancing Debt” means Indebtedness in the form of loans or notes issued or incurred by the Borrower and/or any of its Subsidiaries following the Third Amendment Effective Date the proceeds of which shall be used, in part, to refinance the Second Lien Note Obligations in full, for other general corporate purposes and, at the option of the Borrower, to reimburse all or a portion of the Make-Whole Payment; provided that (a) the aggregate principal amount of such Indebtedness shall be not less than $15,000,000, (b) any Liens granted on property of the Borrower and the Guarantors to secure such Indebtedness shall be limited to property not constituting Collateral and (c) such Indebtedness shall otherwise be on terms and conditions reasonably satisfactory to Administrative Agent.
“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its discretion.
“Third Amendment Effective Date” means October 15, 2020.
(b)    Existing Definitions. Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following existing definitions set forth therein in their entirety as follows:
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate

Exhibit 10.3
exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
(c)    LIBOR Amendment. Section 1.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
1.09     Reserved.
(d)    Inability to Determine Rates. Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)    The Administrative Agent will promptly notify the Borrower and the Lenders if, in connection with any Loan or request with respect to a Loan, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable Loan amount or Interest Period, or (B) adequate and reasonable means do not exist for determining LIBOR for the Loan or Interest Period (including with respect to calculation of the Base Rate); or (ii) the Administrative Agent or the Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan. Thereafter, the Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until the Administrative Agent determines (or is instructed by the Required Lenders) to withdraw the notice. Upon receipt of such notice, the Borrower may revoke any pending request for funding, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan, and the Administrative Agent may (or shall upon request by the Required Lenders) immediately convert any affected LIBOR Loan to a Base Rate Loan and/or disregard the use of LIBOR in determining Base Rate.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or
(iv)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
then, (x) in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

Exhibit 10.3
(A)    Term SOFR plus the Related Adjustment; and
(B)     SOFR plus the Related Adjustment;
and (y) in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;
provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.
Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 1.00%, the LIBOR Successor Rate will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
If the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”
(c)    Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(b)(i)-(iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(b)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its discretion and may be

Exhibit 10.3
periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(d)    If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (b) or (c) of this Section 3.03 and the circumstances under clauses (b)(i) or (b)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (b) or (c). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
(e)    Certificates; Other Information. Section 6.02 of the Credit Agreement is hereby amended by amending and restating clause (b) thereto in its entirety to read as follows:
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (d), a duly completed Compliance Certificate, including a calculation of the Consolidated Fixed Charge Coverage Ratio whether or not the financial covenant is being tested at such time, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(f)    Administration of Deposit Accounts. Section 6.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
6.18    Administration of Deposit Accounts. Schedule 6.18 sets forth all deposit accounts maintained by the Loan Parties, including all Dominion Accounts. The Loan Parties shall take all actions necessary, subject to the terms of the Security Agreement, to establish Administrative Agent’s control of each such deposit account (other than an account exclusively used for payroll, payroll taxes or employee benefits and one or more deposit accounts established for the benefit of the Senior Notes Trustee containing solely proceeds of collateral for the Senior Notes (and not proceeds of the Collateral or any Loans) (each, a “Senior Notes Collateral Account”)), except for a deposit account containing not more than $250,000 at any time; provided that such deposit accounts over which Administrative Agent does not have control shall not contain more than $2,000,000 in the aggregate as of any date. The applicable Loan Party shall be the sole account holder of each deposit account and shall not allow any other Person (other than Administrative Agent or, solely in respect of any Senior Notes Collateral Account, the Senior Notes Trustee or, subject to and as set forth in the Second Lien Intercreditor Agreement, Ascribe) to have control over a deposit account or any property deposited therein. The Borrower shall promptly notify the Administrative Agent of any opening or closing of a deposit account by any Loan Party and, with the consent of Administrative Agent, will amend Schedule 6.18 to reflect same.
(g)    Liens. Section 7.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (o) thereof, (ii) replacing the “.” at the end of clause (p) thereof with “;” and (iii) adding new clauses (q) and (r) which shall read as follows:
(q)    until such time as the Borrower incurs the Second Lien Refinancing Debt, junior Liens on Collateral (other than Eligible Pledged Cash) securing the Second Lien Note Obligations and subject to the Second Lien Intercreditor Agreement; and
(r)    concurrently with or after repayment in full of the Second Lien Note Obligations, Liens on property of the Borrower and the Guarantors not constituting Collateral and securing the Second Lien Refinancing Debt.

Exhibit 10.3
(h)    Other Indebtedness. Section 7.02 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (n) thereof, (ii) replacing the “.” at the end of clause (o) thereof with “;” and (iii) adding a new clauses (p) and (q) which shall read as follows:
(p)    until such time as Borrower incurs the Second Lien Refinancing Debt, Indebtedness under the Second Lien Note and the other Loan Documents (as defined in the Second Lien Note) in an aggregate principal amount not to exceed $15,000,000; and
(q)    concurrently with or after repayment in full of the Second Lien Note Obligations, the Second Lien Refinancing Debt.
(i)    Transactions with Affiliates. Section 7.08 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (h) thereof, (ii) replacing the “.” at the end of clause (i) thereof with “, or” and (iii) adding a new clause (i) which shall read as follows:
(i)    the Second Lien Loans and, if applicable, the Second Lien Refinancing Debt (including agreements entered into and any upfront or commitment fees incurred in connection therewith).
(j)    Burdensome Agreements. Section 7.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, any Senior Notes Document (and any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(g)(ii)) and the Second Lien Refinancing Debt) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (ii) of any Restricted Subsidiary to Guarantee the Obligations or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on its property to secure the Obligations; provided, however, that (x) this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or customary restrictions on assignment, encumbrances or subletting in leases and other contracts and (y) this clause (iii) and the preceding clause (i) shall not prohibit customary restrictions and conditions contained in agreements relating to the sale of a Loan Party or an asset pending such sale, provided that such restrictions and conditions apply only to such Loan Party or such asset that is to be sold and such sale is permitted under this Agreement; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.
(k)    Prepayments, Etc. of Indebtedness. Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
7.14    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled payments of principal of Indebtedness set forth on Schedule 7.02 (other than relating to the Bridge Note), (c) mandatory prepayments, repurchases or redemptions of the Senior Notes as required under the Senior Notes Indenture as in effect on the date hereof, (d) refinancings, refundings, extensions or renewals of Indebtedness to the extent such refinancing, refunding, extension or renewal is permitted by Sections 7.02(d) or 7.02(g)(ii), as applicable, (together with mandatory repayments, repurchases or redemptions required by the terms thereof) (e) the conversion to or exchange for Equity Interests of convertible or exchangeable debt securities, and customary payments in cash in lieu of fractional shares in connection therewith, (f) any reimbursement for the Make-Whole Payment so long as (i) such reimbursement is made through the issuance of additional Senior Notes or the incurrence of the Second Lien Refinancing Debt or (ii) if such reimbursement is not made pursuant to clause (f)(i), the applicable Payment Conditions are satisfied before and after giving effect thereto, (g) the consummation of the Exchange Transaction, (h) prepayments of Indebtedness relating to the Bridge Note so long as (i) such

Exhibit 10.3
prepayments are made solely with proceeds from the sale of fixed assets constituting collateral for the Senior Notes (including the repayment of Capitalized Leases relating to such fixed assets) and not with the proceeds of any Collateral or (ii) if such prepayments are not made pursuant to clause (h)(i), the applicable Payment Conditions are satisfied before and after giving effect thereto or such prepayments are consistent with those described in clause (D) of Section 7.02(g)(ii), (i) prepayments of Indebtedness relating to the Second Lien Refinancing Debt so long as (i) such prepayments are made solely with proceeds from the sale of fixed assets constituting collateral for the Senior Notes (including the repayment of Capitalized Leases relating to such fixed assets) and not with the proceeds of any Collateral or (ii) if such prepayments are not made pursuant to clause (i)(i), the applicable Payment Conditions are satisfied before and after giving effect thereto or, if the Second Lien Refinancing Debt takes the form of notes, such prepayments are consistent with those described in the proviso to clause (D) of Section 7.02(g)(ii), (j) prepayments of Indebtedness relating to the repayment of Capitalized Leases so long as (i) such prepayments are made solely with proceeds from the sale of fixed assets constituting collateral for the Senior Notes and not with the proceeds of any Collateral or (ii) if such prepayments are not made pursuant to clause (j)(i), the applicable Payment Conditions are satisfied before and after giving effect thereto, (k) prepayments of Indebtedness relating to the Second Lien Loans so long as (i) such prepayments are made solely with proceeds from the Second Lien Refinancing Debt or (ii) if such prepayments are not made pursuant to clause (k)(i), the applicable Payment Conditions are satisfied before and after giving effect thereto and (l) any other prepayments or redemptions with respect to Indebtedness not otherwise permitted pursuant to this Section 7.14; provided that, in the case of this clause (l), the applicable Payment Conditions are satisfied before and after giving effect thereto.
(l)    Amendments, Etc. of Indebtedness. A new clause (d) is hereby added to Section 7.15 of the Credit Agreement to read as follows:
(d)    Amend, modify or change in any manner any term or condition of Second Lien Note or any other material agreements, supplements and other documents executed in connection therewith, except for any amendments or modifications permitted by the Second Lien Intercreditor Agreement.
(m)    Events of Default. Section 8.01 of the Credit Agreement is hereby amended by amending and restating clause (e) thereto in its entirety to read as follows:
(e)    Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Bridge Note, the Second Lien Note or the Second Lien Refinancing Debt or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000 (including the Senior Notes), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than secured Indebtedness that becomes due as a result of the voluntary sale or transfer, casualty or condemnation of the assets securing such Indebtedness) or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event under this clause (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $15,000,000; or
(n)    Electronic Signatures. Section 10.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Exhibit 10.3
10.17    Electronic Signatures. This Agreement, the Loan Documents and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Loan Party to the same extent as a manual signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Loan Party enforceable against such in accordance with the terms thereof to the same extent as if manually executed. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
3.    Conditions to Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full (or written waiver, including in the form of an email, by the Administrative Agent) of the following conditions precedent to the satisfaction of Administrative Agent and the Lenders (the “Amendment Effective Date”):
(a)    Delivery of Documents. Administrative Agent shall have received on or before the Amendment Effective Date the following, each dated the Amendment Effective Date, unless indicated otherwise:
(i)    this Amendment, duly executed by the Borrower, the Guarantors, Administrative Agent and the Required Lenders;
(ii)    the Second Lien Intercreditor Agreement, duly executed by Ascribe and Administrative Agent and acknowledged by the Borrower and the Guarantors;
(iii)    a copy of the fully executed Second Lien Note, Second Lien Security Agreement and all material agreements, supplements and other documents executed in connection therewith, in each case, in form and substance satisfactory to the Administrative Agent;
(iv)    a Second Amended and Restated Deposit Account Control Agreement, duly executed by the Administrative Agent, Bank of America, N.A., as Bank, and the Loan Parties party thereto;
(v)    a certificate, in form and substance reasonably satisfactory to Administrative Agent, from a Responsible Officer of the Borrower certifying as to the representations and warranties set forth in Sections 4(a), (b), (e) and (f);
(vi)    a certificate of each Loan Party certifying (A) that there has been no change to the Loan Parties’ Organization Documents since the Closing Date (or otherwise attaching such changed Organization Documents or resolutions) and (B) resolutions authorizing execution and delivery of this Amendment and the other transactions contemplated hereunder; and
(vii)    good standing certificates of each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization;

Exhibit 10.3
(b)    Initial Funding of Second Lien Loans. Administrative Agent shall have received satisfactory evidence of the Borrower’s receipt of the net proceeds of the initial Second Lien Loans in an amount not less than $7,359,375.
(c)    Fees and Expenses. The Borrower shall have paid (i) a consent fee of $10,000 to each Lender executing this Amendment, which fee shall be non-refundable and fully earned and due and payable in cash on the date hereof, and (ii) all other fees and expenses to Administrative Agent incurred on or prior to the Amendment Effective Date that are required to be paid under the Loan Documents, including all invoiced fees and expenses of Administrative Agent’s legal counsel.
4.    Representations and Warranties. The Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:
(a)    Representations and Warranties. After giving effect to this Amendment, the representations and warranties herein, in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).
(b)    No Default. No Default or Event of Default has occurred and is continuing as of the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
(c)    Authorization, Etc. Each Loan Party is duly authorized to execute, deliver and perform this Amendment and each other Loan Document to which it is a party. The execution, delivery and performance of the Loan Documents, as amended hereby, have been duly authorized by all necessary action, and do not (i) contravene the terms of any Loan Party’s Organization Documents; (ii) conflict with or result in any breach or contravention of, under, or require any payment to be made under any Contractual Obligation to which a Loan Party is a party or affecting a Loan Party or the properties of a Loan Party or any of its Restricted Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to result in a Material Adverse Effect, (iii) violate any Law or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which a Loan Party or its property is subject; or (iv) result in the creation or imposition of any Lien on any property of the Borrower or any Restricted Subsidiary except Liens created under the Loan Documents.
(d)    Enforceability of Loan Documents. This Amendment is, and each other Loan Document to which any Loan Party is a party, is, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(e)    Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment or any other Loan Document.
(f)    Indenture Compliance. None of the execution or performance of this Amendment, the execution or performance of the Second Lien Note and related documents nor borrowing of the Second Lien Loans violates any of the terms of the Senior Notes Indenture, including Sections 3.2 and 3.3 thereof, or any of the other Senior Notes Documents.
5.    Continued Effectiveness of the Credit Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party, in each case, to the extent amended hereby, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Loan Document to the “Credit Agreement”, the “Agreement”, “thereto”, “thereof’, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (c) confirms and agrees that,

Exhibit 10.3
to the extent that any such Loan Document purports to assign or pledge to Administrative Agent, for the benefit of it and the Lenders, or to grant to Administrative Agent, for the benefit of it and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of the Credit Agreement or the obligations of the Loan Parties under the other Loan Documents to which they are a party, all of which obligations, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
6.    No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.
7.    No Representations by Administrative Agent or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.
8.    Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under any applicable Law or as Administrative Agent may reasonably request, in order to effect the purposes of this Amendment.
9.    Miscellaneous.
(a)    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.
(b)    Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
(c)    UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AMENDMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD SELECT THE LAWS OF A DIFFERENT STATE EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
(d)    Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Credit Agreement.
(e)    Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
(f)    By the execution of this Amendment, the Lenders party hereto hereby authorize Administrative Agent to enter into the Second Lien Intercreditor Agreement.
[Remainder of page intentionally left blank.]

Exhibit 10.3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWER:

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

Notice Information:

801 Cherry Street, Suite 2100
Fort Worth, TX 76102

Exhibit 10.3

GUARANTORS

BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
SCH Disposal, L.L.C.
TAYLOR INDUSTRIES, LLC
AGUA LIBRE HOLDCO LLC
AGUA LIBRE ASSET CO LLC
AGUA LIBRE MIDSTREAM LLC
C&J WELL SERVICES, INC.
INDIGO INJECTION #3, LLC
KVS TRANSPORTATION, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

BASIC ENERGY SERVICES, L.P.

By:	Basic Energy Services GP, LLC,
Its General Partner

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

Exhibit 10.3

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative
Agent, a Lender, an L/C Issuer and Swing Line
Lender

By:	/s/ Tanner J. Pump
Name:	Tanner J. Pump
Title:	Senior Vice President

Exhibit 10.3

UBS AG, STAMFORD BRANCH, as a Lender
and a L/C Issuer

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Anthony Joseph
Name:	Anthony Joseph
Title:	Associate Director

Exhibit 10.3

TEXAS CAPITAL BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Dan Clubb
Name:	Dan Clubb
Title:	SVP

Exhibit 10.3

SIEMENS FINANCIAL SERVICES, INC., as a
Lender

By:	/s/ John Finore
Name:	John Finore
Title:	Vice President

By:	/s/ Richard Holston
Name:	Richard Holston
Title:	Vice President